12401 South 450 East	Avenida 16 de Julio No.1525
Building D1	Edificio Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Announces Bank Loan Extension

Stable National Referundum Held As Triumph For Bolivia

      SALT LAKE CITY, UTAH—(PR NEWSWIRE)—July 20, 2004 — GoldenEagle International, Inc. (MYNG, OTCBB) announced today that its $1 million bank loan has been approved for extension by Frost Bank of Houston, Texas, and the loan’s guarantors, through the end of 2004.

        The company also announced that a national referendum held on Sunday, July 18, in Bolivia, is being hailed in the Bolivian press as a triumph for the country’s current president, Carlos Mesa. The referendum dealt with issues surrounding Bolivia’s natural gas fields, which are the largest in South America, and the re-capitalization of the country’s national petroleum company. More importantly, however, the referendum was seen in Bolivia as a vote in support of Bolivia’s current president and democratic institutions, as well as for a future of stability and tranquility. Golden Eagle believes that this new period of stability will contribute to the resolution of issues surrounding the recommencement of production at the company’s Cangalli gold mine.

        “The gas referendum has served as a valve to relieve a great deal of social pressure in Bolivia,” stated Alvaro Riveros, a Golden Eagle director and former Vice Minister of Industry and Commerce in Bolivia. “The uncertainty regarding the referendum prevented government officials from making any firm decisions about the pension problems of the United Cangalli Cooperative. Now, the way is clear for critical decisions to be made pertaining to those issues that have sidetracked our Cangalli mine production. Golden Eagle, together with the rest of the Bolivian economy, will reap substantial benefits from this new era of calm and good will.”

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 49,900 acres (77 square miles) in the Tipuani Gold District located in western Bolivia, which has produced 32 million ounces of gold in its known history; and continuing exploration and development on 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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